BlackRock Variable Series Funds, Inc.
Series Number: 10
File Number: 811-03290
CIK Number: 355916
BlackRock Money Market V.I. Fund
For the Year Ending: 6/30/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended June 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

m/d/yyyy	$1,150	Beethoven Funding Corp	5.25%	4/25/2007
m/d/yyyy	4,400	Tango Finance Corp	5.30	7/31/2007
m/d/yyyy	7,000	Brahms Funding Corp	5.29	7/31/2007